AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                                ON JUNE 20, 2000

================================================================================
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant To Section 14(a) of the
                        Securities Exchange Act of 1934.

Filed by the Registrant [__]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
      [__] Preliminary Proxy Statement
      [__] Confidential, For Use of the Commission Only (as permitted by Rule
           14a-6 (e) (2))
      [__] Definitive Proxy Statement
      [X ] Definitive Additional Materials
      [__] Soliciting Material Under Rule 14a-12

                               DEXTER CORPORATION

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                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      INTERNATIONAL SPECIALTY PRODUCTS INC.
                              ISP INVESTMENTS INC.

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    (NAME OF PERSON (S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

      [X] No fee required.
      [_] Fee computed on table below per Exchange Act Rules 14a-6(I) (1) and
          0-11.

         1) Title of each class of securities to which transaction applies:



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         2)       Aggregate number of securities to which transaction applies:



                  -------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



                  -------------------------------------------------------------

         4)       Proposed maximum aggregate value of transaction:



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         5)       Total fee paid:



                  -------------------------------------------------------------


     [_] Fee paid previously with preliminary materials:


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     [_] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)       Amount previously paid:
     2)       Form, Schedule or Registration Statement No.:
     3)       Filing Party:
     4)       Date Filed:


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FOR IMMEDIATE RELEASE               CONTACT:
Monday, June 19, 2000               Edward G. Novotny & Associates, Inc.
                                    (212) 490-2065/2977



                  INTERNATIONAL SPECIALTY PRODUCTS SENDS LETTER
                             TO DEXTER SHAREHOLDERS


     WAYNE, NJ - International Specialty Products Inc. (NYSE - "ISP") has sent the following letter to the Shareholders of Dexter Corporation (NYSE - "DEX"):

June 19, 2000


Fellow Dexter Shareholder:

         While Dexter continues to rebuff our $45 per share cash proposal, we, as the Company's largest shareholder, are committed to maximizing value for ALL Dexter shareholders. In the event that our nominees are elected, our $45 per share cash proposal will serve as a minimum price in connection with further efforts to sell the Company. Our nominees are committed, and will have a legal obligation consistent with their fiduciary duty as Dexter directors, to maximize the value of your investment by pursuing the ISP proposal, or a superior one if available, for the Company.

                          THE TIME FOR EXCUSES IS OVER!

         As you know, we have been highly skeptical of Dexter's "short-term value maximization program" since it was announced almost four months ago. Despite Dexter's continued optimistic prognostications since that period of time ("... 29 [interested] third parties" (March 23rd statement), results of first stage of sale program "very positive," "we expect to be in a position to make a


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definitive announcement in the next few weeks or so," "it is our objective to present a definitive transaction to our shareholders well before [June 30, 2000]" (April 2nd statement)), it comes as no surprise to us that Dexter has now acknowledged for the first time, in its June 15th letter to Dexter shareholders, that "we cannot promise a transaction before the June 30 meeting" and "we will announce next week how much longer, based on the then current status, it will take for us to complete the process we embarked on in late February to maximize the value of Dexter in the near term for all shareholders."

    DON'T BE FOOLED BY DEXTER'S TRANSPARENT ATTEMPT TO DIVERT YOUR ATTENTION!

         Dexter's attacks on Mr. Heyman, filled in our opinion with red herrings, diversions, and flagrant distortions, are a transparent attempt to divert your attention from the real issue in this proxy contest - its utter inability to produce, in more than six months, a creditable alternative to ISP's proposal. By way of just one example of Dexter's misleading claims, Mr. Walker criticizes GAF, ISP's former parent, for never having acquired a public company (which is not true) and implies that the acquisition efforts of Mr. Heyman with respect to GAF and those of GAF with regard to Union Carbide and Borg-Warner, while resulting in profits for GAF and Mr. Heyman, were somehow adverse to the interests of the shareholders of those companies. IN POINT OF FACT, WHILE IT IS TRUE THAT GAF AND MR. HEYMAN MADE MONEY IN ALL THESE INSTANCES, THEY SUCCEEDED AS WELL IN CREATING, IN THE AGGREGATE, ALMOST $4.5 BILLION OF INCREASED WEALTH FOR ALL GAF, UNION CARBIDE AND BORG-WARNER SHAREHOLDERS.

         The same has already proven true for Dexter shareholders. Since ISP first began to acquire Dexter shares, in September 1998, at prices as low as $24 1/2 per share, the market price of the Company's shares has increased to $43 per share (as of the close of business on Friday, June 16). We believe that ISP has made a significant contribution to that appreciation as a result of its purchase of approximately 9.9% of Dexter's outstanding shares and its subsequent proposal to acquire the Company.


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                   ISP WILL NOT BE BOUGHT OFF AT YOUR EXPENSE!

         Contrary to Mr. Walker's assertions, we take very seriously our responsibilities to Dexter shareholders as well as to those of ISP. This was amply demonstrated when, in apparent response to our $45 per share proposal, Dexter offered to buy ISP's Life Technologies shares at a premium price. In ISP's opinion, this represented an effort by Dexter to buy off ISP at the expense of Dexter shareholders. We rejected Dexter's proposal for this very reason, saying at the time, "...[W]e believe that Dexter's attempt to deter us by providing benefits to ISP not available to other Dexter shareholders is simply not appropriate."

                             THE TIME TO ACT IS NOW!

         The June 30th Annual Meeting is just 11 days away. This may be your only chance to elect directors committed to promptly maximize the value of your investment in Dexter - we urge you not to let it slip by. Due to the Company's anti-takeover provisions and "staggered Board," if our three ISP nominees are not elected, Dexter shareholders would be powerless to elect a majority of the Board for at least two years and therefore would not be able to help bring about the acceptance of an offer to buy the Company - no matter how high the price. On the other hand, a vote NOW FOR the three ISP Nominees on the enclosed GOLD card will accomplish three critical steps toward maximizing value for ALL shareholders:

(1) ELECTING THE THREE ISP NOMINEES NOW WILL SEND A STRONG MESSAGE TO THE BOARD THAT YOU WILL INSIST THAT DEXTER COMMIT, FOR THE BENEFIT OF DEXTER SHAREHOLDERS, TO SELLING THE COMPANY IMMEDIATELY TO THE HIGHEST BIDDER;

(2) ELECTING THE THREE ISP NOMINEES NOW WILL PROVIDE YOU WITH STRONG ADVOCATES ON THE BOARD WHO ARE COMMITTED TO MAXIMIZING SHAREHOLDER VALUE. As owner of approximately 2.3 million shares of Dexter, currently valued at $100 million, ISP believes that its interests are directly aligned with yours. Dexter's "staggered Board," "poison pill," and award to Mr. Walker and his fellow managers of lucrative golden parachutes demonstrate all too clearly to us whose interest Dexter's Board serves; and

(3) ELECTING THE THREE ISP NOMINEES NOW WILL PROVIDE YOU WITH THE OPPORTUNITY TO INCREASE THE VALUE OF YOUR INVESTMENT IN THE FUTURE. If the Board is not effective in maximizing value within the next year, you will have the opportunity to take control of the Board at the next Annual Meeting, when an additional three seats will be up for election.


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         Given the Company's Certificate of Incorporation, there is now no other effective way to make sure your voice is heard.

                    THE VALUE OF YOUR INVESTMENT IS AT STAKE!
           PLEASE SIGN, DATE AND RETURN THE ENCLOSED GOLD CARD TODAY!

         Thank you for your continued support.


/s/ Samuel J. Heyman
Chairman of the Board

/s/ Sunil Kumar
President and Chief Executive Officer

                                     * * * *

      International Specialty Products Inc. is a leading multinational manufacturer of specialty chemicals and mineral products.

     ISP HAS FILED A FINAL, DEFINITIVE PROXY STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION RELATING TO ISP'S SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF DEXTER CORPORATION FOR USE AT DEXTER'S 2000 ANNUAL MEETING. ISP STRONGLY ADVISES ALL DEXTER SHAREHOLDERS TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE PROXY STATEMENT HAS BEEN MAILED TO ALL OWNERS OF DEXTER COMMON STOCK AS OF THE MAY 15 RECORD DATE AND IS AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP:\\WWW.SEC.GOV. DEXTER SHAREHOLDERS MAY ALSO OBTAIN THE PROXY STATEMENT FOR FREE FROM INNISFREE M&A INCORPORATED, BY CALLING (888) 750-5834.

     This press release may contain "forward looking statements" within the meaning of the federal securities laws with respect to the Company's financial results and future operations and, as such, concerns matters that are not historical facts. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such statements. Important factors that could cause such differences are discussed in the Company's Annual Report on Form 10-K, that is filed with the U.S. Securities and Exchange Commission and are incorporated herein by reference.


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